Exhibit 10.5

AECOM Technology Corporation

PRIVATE SHELF AGREEMENT

UP TO THE EQUIVALENT OF $100,000,000 SENIOR NOTES

Dated as of December 30, 2004

i

5.8.	Litigation; Observance Of Agreements, Statutes And Orders	11
5.9.	Taxes	11
5.10.	Title To Property; Leases	12
5.11.	Licenses, Permits, Etc	12
5.12.	Compliance With ERISA	12
5.13.	Private Offering	13
5.14.	Use Of Proceeds; Margin Regulations	13
5.15.	Existing Indebtedness, Liens and Investments	14
5.16.	Foreign Assets Control Regulations, Etc	14
5.17.	Status Under Certain Statutes	14
5.18.	Environmental Matters	14
6.	Representations Of The Purchasers	15
6.1.	Purchase For Investment	15
6.2	Source Of Funds	15
7.	Information As To The Company	17
7.1.	Financial And Business Information	17
7.2.	Officer’s Certificate	19
7.3.	Inspection	20
8.	Prepayment Of The Notes	20
8.1.	Prepayments Of Notes	20
8.2.	Optional Prepayments With Make-Whole Amount	20
8.3.	Allocation Of Partial Prepayments	21
8.4.	Maturity; Surrender, Etc	21
8.5.	Purchase Of Notes	21
8.6.	Make-Whole Amount	21
9.	Affirmative Covenants	26
9.1.	Compliance With Law	26
9.2.	Insurance	27
9.3.	Maintenance Of Properties	27
9.4.	Payment Of Taxes And Claims	27
9.5.	Corporate Existence, Etc	27
9.6.	Additional Major Subsidiaries	27

9.7.	Additional Obligor Subsidiaries	28
10.	Negative Covenants	28
10.1.	Transactions With Affiliates	28
10.2.	Merger, Consolidation, Etc	28
10.3.	Liens	29
10.4.	Interest Charges Coverage Ratio	31
10.5.	Fixed Charges Coverage Ratio	31
10.6.	Maintenance Of Consolidated Debt	31
10.7.	Restricted Subsidiary Debt	31
10.8.	Consolidated Net Worth	32
10.9.	Sale Of Assets	32
10.10.	Line Of Business	32
10.11.	Terrorism Sanctions Regulations	32
11.	Events Of Default	32
12.	Remedies on Default, Etc	35
12.1.	Acceleration	35
12.2.	Other Remedies	36
12.3.	Rescission	36
12.4.	No Waivers Or Election Of Remedies, Expenses, Etc	36
12.5.	Notice of Acceleration or Rescission	36
13.	Registration; Exchange; Substitution Of Notes	36
13.1.	Registration Of Notes	36
13.2.	Transfer And Exchange Of Notes	37
13.3.	Replacement Of Notes	37
14.	Payments On Notes	38
14.1.	Place Of Payment	38
14.2.	Home Office Payment	38
14.3.	Currency of Payments; Payments Free and Clear of Taxes	38
15.	Expenses, Etc	40
15.1.	Transaction Expenses	40
15.2.	Survival	40
16.	Survival Of Representations And Warranties; Entire Agreement	41

17.	Amendment And Waiver	41
17.1.	Requirements	41
17.2.	Solicitation Of Holders Of Notes	41
17.3.	Binding Effect, Etc	42
17.4.	Notes Held By Company, Etc	42
18.	Notices	42
19.	Reproduction Of Documents	43
20.	[Intentionally Omitted]	43
21.	[Intentionally Omitted.]	43
22.	Confidential Information	43
23.	Miscellaneous	44
23.1.	Successors And Assigns	44
23.2.	Payments Due On Non-Business Days	44
23.3.	Severability	44
23.4.	Construction	45
23.5.	Counterparts	45
23.6.	Governing Law	45
23.7.	Severability Of Obligations	45

Schedule A –	Information Schedule
Schedule B -	Defined Terms
Schedule BB –	Leverage Ratio Defined Terms
Schedule 5.4 –	Subsidiaries of the Company
Schedule 5.8 –	Litigation
Schedule 5.18 –	Certain Environmental Matters
Schedule 10 -	Existing Liens; Existing Investments

Exhibit A -	Form of Note
Exhibit B -	Form of Request for Purchase
Exhibit C -	Form of Confirmation of Acceptance
Exhibit D -	Form of Opinion

AECOM TECHNOLOGY CORPORATION

555 South Flower Street, Suite 3700

Los Angeles, CA  90071

December 30, 2004

Prudential Investment Management,

Inc. (“Prudential”)

Each Prudential Affiliate (as hereinafter

defined) which becomes bound by certain

provisions of this Agreement as hereinafter

provided

c/o Prudential Capital Group

Four Embarcadero Center

Suite 2700

San Francisco, California  94111

Ladies and Gentlemen:

AECOM Technology Corporation, a Delaware corporation (herein called the “Company”) hereby agrees with you as follows:

1.             Authorization Of Issue Of Notes.  The Company will authorize the issue of its senior promissory notes (the “Notes”) in the aggregate principal amount of up to $100,000,000 (or the equivalent in the Available Currencies), to be dated the date of issue thereof, to mature, in the case of each Note so issued, no more than fifteen years after the date of original issuance thereof, to have an average life of no more than twelve years, to bear interest on the unpaid balance thereof from the date thereof at the rate per annum, and to have such other particular terms, as shall be set forth, in the case of each Note so issued, in the Confirmation of Acceptance with respect to such Note delivered pursuant to Section 2B(5), and to be substantially in the form of Exhibit A attached hereto.  In no event is it contemplated that Notes would be issued hereunder if, after giving effect thereto, the aggregate principal amount Notes and other notes of the Company held by Prudential and Persons described in clause (ii) of the defined term “Prudential Affiliate” would exceed $175,000,000.  The terms “Note” and “Notes” as used herein shall include each Note delivered pursuant to any provision of this Agreement and each Note delivered in substitution or exchange for any such Note pursuant to any such provision.  Notes which have (i) the same final maturity, (ii) the same principal prepayment dates, (iii) the same principal prepayment amounts (as a percentage of the original principal amount of each Note), (iv) the same interest rate, (v) the same interest payment periods, (vi) the same currency denomination, and (vii) the same date of issuance (which, in the case of a Note issued in exchange for another Note, shall be deemed for these purposes the date on which such Note’s ultimate predecessor Note was issued), are herein called a “Series” of Notes. Capitalized terms used and not otherwise defined in this Agreement are defined in Schedule B, unless such term is identified herein as defined in Schedule BB; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

2A.          Intentionally Omitted.

2B.          Purchase And Sale Of Notes.

2B(1).     Facility.  Prudential is willing to consider, in its sole discretion and within limits which may be authorized for purchase by Prudential and Prudential Affiliates from time to time, the purchase of Notes pursuant to this Agreement.  The willingness of Prudential to consider such purchase of Notes is herein called the “Facility.”  At any time, the aggregate principal amount of Notes stated in Section 1, minus the aggregate principal amount of Notes purchased and sold pursuant to this Agreement prior to such time, minus the aggregate principal amount of Accepted Notes (as hereinafter defined) which have not yet been purchased and sold hereunder prior to such time, is herein called the “Available Facility Amount” at such time.  For purposes of the preceding sentence, the aggregate principal amount of Notes and Accepted Notes shall be calculated in Dollars with the aggregate principal amount of Notes or Accepted Notes denominated or to be denominated in any Available Currency other than Dollars being converted to Dollars at the rate of exchange used by Prudential to calculate the Dollar equivalent at the time of the applicable Acceptance under Section 2B(5).  NOTWITHSTANDING THE WILLINGNESS OF PRUDENTIAL TO CONSIDER PURCHASES OF NOTES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER PRUDENTIAL NOR ANY PRUDENTIAL AFFILIATE SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF NOTES, AND THE FACILITY SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY PRUDENTIAL OR ANY PRUDENTIAL AFFILIATE.

2B(2).     Issuance Period.  Notes may be issued and sold pursuant to this Agreement until the earlier of (i) the third anniversary of the date of this Agreement (or if such anniversary is not a Business Day, the Business Day next preceding such anniversary) and (ii) the thirtieth day after Prudential shall have given to the Company, or the Company shall have given to Prudential, written notice stating that it elects to terminate the issuance and sale of Notes pursuant to this Agreement (or if such thirtieth day is not a Business Day, the Business Day next preceding such thirtieth day).  The period during which Notes may be issued and sold pursuant to this Agreement is herein called the “Issuance Period.”

2B(3).     Request For Purchase.  The Company may from time to time during the Issuance Period make requests for purchases of Notes (each such request being herein called a “Request for Purchase”).  Each Request for Purchase shall be made to Prudential by telefacsimile or overnight delivery service to the applicable address set forth in the Information Schedule attached hereto as Schedule A (the “Information Schedule”), and shall (i) specify the aggregate principal amount and currency (which shall be an Available Currency) of Notes covered thereby, which shall not be less than the equivalent of $5,000,000 and not be greater than the Available Facility Amount at the time such Request for Purchase is made, (ii) specify the principal amounts, final maturities, principal prepayment dates and amounts and interest payment periods (quarterly or semi-annual in arrears) of the Notes covered thereby, (iii) specify the use of proceeds of such Notes, (iv) specify the proposed day for the closing of the purchase and sale of such Notes, which shall be a Business Day during the Issuance Period not less than seven Business Days and not more than 30 days after the making of such Request for Purchase, (v) specify the number of the account and the name and address of the depository institution to which the purchase prices of such Notes are to be transferred on the Closing Day for such purchase and sale, (vi) certify that the representations and warranties contained in Section 5 are true on and as of the date of such Request for Purchase and that there exists on the date of such Request for Purchase no Event of Default or Default and (vii) be substantially in the form of Exhibit B attached hereto.  Each Request for Purchase shall be deemed made when received by Prudential.

2B(4).     Rate Quotes.  Not later than two Business Days after the Company shall have given Prudential a Request for Purchase pursuant to Section 2B(3), Prudential may, but shall be under no obligation to, provide to the Company by telephone or telefacsimile, in each case between 9:30 a.m. and 2:00 p.m. New York City local time (or such later time as Prudential may elect) interest rate quotes for the several principal amounts, maturities, principal prepayment schedules, and interest payment periods of Notes specified in such Request for Purchase.  Each quote shall represent the interest rate per annum payable on the outstanding principal balance of such Notes at which Prudential or a Prudential Affiliate would be willing to purchase such Notes at 100% of the principal amount thereof.

2B(5).     Acceptance.  Within 5 minutes after Prudential shall have provided any interest rate quotes pursuant to Section 2B(4) or such shorter period as Prudential may specify to the Company (such period herein called the “Acceptance Window”), the Company may, subject to Section 2B(6), elect to accept such interest rate quotes as to not less than the equivalent of $5,000,000 aggregate principal amount of the Notes specified in the related Request for Purchase (in the Available Currency specified in the Request for Purchase).  Such election shall be made by an Authorized Officer of the Company notifying Prudential by telephone or in person within the Acceptance Window that the Company elects to accept such interest rate quotes, specifying the Notes (each such Note being herein called an “Accepted Note”) as to which such acceptance (herein called an “Acceptance”) relates.  The day the Company notifies an Acceptance with respect to any Accepted Notes is herein called the “Acceptance Day” for such Accepted Notes.  Any interest rate quotes as to which Prudential does not receive an Acceptance within the Acceptance Window shall expire, and no purchase or sale of Notes hereunder shall be made based on such expired interest rate quotes.  Subject to Section 2B(6) and the other terms and conditions hereof, the Company agrees to sell to Prudential or a Prudential Affiliate, and Prudential agrees to purchase, or to cause the purchase by a Prudential Affiliate of, the Accepted Notes at 100% of the principal amount of such Notes. As soon as practicable following the Acceptance Day, the Company, Prudential and each Prudential Affiliate which is to purchase any such Accepted Notes will execute a confirmation of such Acceptance substantially in the form of Exhibit C attached hereto (herein called a “Confirmation of Acceptance”).

2B(6).     Market Disruption.  Notwithstanding the provisions of Section 2B(5), if Prudential shall have provided interest rate quotes pursuant to Section 2B(4) and thereafter prior to the time an Acceptance with respect to such quotes shall have been notified to Prudential in accordance with Section 2B(5)(i) the domestic market for U.S. Treasury securities or derivatives shall have closed or there shall have occurred a general suspension, material limitation, or significant disruption of trading in securities generally on the New York Stock Exchange or in the domestic market for U.S. Treasury securities or derivatives, and (ii) in the case of Notes to be denominated in a currency other than Dollars, in the market for the relevant government securities (which, in the case of the Euro, shall be the German Bund) on the spot or forward currency market, the financial futures market or the interest rate swap market, then such interest rate quotes shall expire, and no purchase or sale of Notes hereunder shall be made based on such expired interest rate quotes.  If the Company thereafter notifies Prudential of the Acceptance of any such interest rate quotes, such Acceptance shall be ineffective for all purposes of this Agreement, and Prudential shall promptly notify the Company that the provisions of this Section 2B(6) are applicable with respect to such Acceptance.

2B(7).     Facility Closings.  Not later than 2:30 p.m. (New York City local time) on the Document Delivery Date for any Accepted Notes, the Company will deliver to each Purchaser listed in the Confirmation of Acceptance relating thereto at the offices of Prudential Capital Group, San Francisco, California 94111 (or such other address as Prudential may specify in writing), the Accepted Notes to be purchased by such Purchaser in the form of one or more Notes in authorized denominations as such Purchaser may request for each Series of Accepted Notes to be purchased on the Closing Day, dated the Closing Day and registered in such Purchaser’s name (or, if requested, in the name of its nominee), against payment of the purchase price thereof by transfer of immediately available funds for credit to the account or accounts specified in the Request for Purchase of such Notes.  If the Company fails to tender to any Purchaser the Accepted Notes to be purchased by such Purchaser on the applicable Document Delivery Date, or any of the conditions specified in Section 3 shall not have been fulfilled by the time required on the applicable Document Delivery Date, the Company shall, prior to 3:00 p.m., New York City local time, on the applicable Document Delivery Date, notify Prudential (which notification shall be deemed received by each Purchaser) in writing whether (i) such closing is to be rescheduled (such rescheduled date to be a Business Day during the Issuance Period not less than one Business Day and not more than 10 Business Days after such scheduled Closing Day (the “Rescheduled Closing Day”)) and certify to Prudential (which certification shall be for the benefit of each Purchaser) that the Company reasonably believes that it will be able to comply with the conditions set forth in Section 3 on the Document Delivery Date applicable to such Rescheduled Closing Day and that the Company will pay the Delayed Delivery Fee in accordance with Section 2B(8)(iii) or (ii) such closing is to be canceled and the Company will pay the Cancellation Fee (if any) in accordance with Section 2B8(iv).  If a Rescheduled Closing Day is established in respect of Notes denominated in a currency other than Dollars, the Notes shall have the same maturity date, principal prepayment dates and amounts and interest payment dates as originally scheduled.  In the event that the Company shall fail to give such notice referred to in the preceding sentence, Prudential (on behalf of each Purchaser) may at its election, at any time after 3:00 p.m., New York City local time, on the applicable Document Delivery Date, notify the Company in writing that such closing is to be canceled.  Notwithstanding anything to the contrary appearing in this Agreement, the Company may not elect to reschedule a closing with respect to any given Accepted Notes on more than one occasion, unless Prudential shall have otherwise consented in writing.

2B(8).     Fees.

2B(8)(i).                 Structuring Fee.  At or before the time of the execution and delivery of this Agreement by the Company and Prudential, the Company will pay to or as directed by Prudential in immediately available funds a fee (together with any fee described in the next succeeding sentence, the “Structuring Fee”) in an amount equal to $30,000.  On the date that the Subsidiary Guaranty is executed and delivered, the Company will pay to or as directed by Prudential a fee in an amount equal to $10,000 less the fees and expenses of Bingham McCutchen LLP referenced in the penultimate sentence of Section 15.1 hereof.

2B(8)(ii).               Issuance Fee.  The Company will pay to each Purchaser in immediately available funds a fee (herein called the “Issuance Fee”) on or before each Closing Day in an amount equal to 0.15% of the Dollar equivalent (as determined by Prudential at the time of the applicable Acceptance) of the aggregate principal amount of Notes to be sold to such Purchaser on such Closing Day.

2B(8)(iii).              Delayed Delivery Fee. If the closing of the purchase and sale of any Accepted Note is delayed due to the failure of the Company to timely satisfy any condition set forth in Section 3 for any reason beyond the original Closing Day for such Accepted Note, the Company shall pay each Purchaser which shall have agreed to purchase such Accepted Note,

(a)           in the case of an Accepted Note denominated in Dollars, on the Cancellation Date or actual Closing Day of such purchase and sale, a fee (herein called the “Dollar Delayed Delivery Fee”) equal to the product of (i) the amount determined by Prudential to be the amount by which the bond equivalent yield per annum of such Accepted Note exceeds the average investment rate per annum on alternative Dollar investments of the same credit quality as the Company and having a maturity date or dates the same as, or closest to, the Rescheduled Closing Day or Rescheduled Closing Days from time to time fixed for the delayed delivery of such Accepted Note, (ii) the principal amount of such Accepted Note, and (iii) a fraction the numerator of which is equal to the number of actual days elapsed from and including the original Closing Day for such Accepted Note to but excluding the date of such payment, and the denominator of which is 360; or

(b)           in the case of an Accepted Note denominated in a currency other than Dollars, on the Cancellation Date or the actual Closing Day of such purchase and sale, a fee (herein called the “Non-Dollar Delayed Delivery Fee,” and, together with the Dollar Delayed Delivery Fee, the “Delayed Delivery Fee”) equal to the sum of (1) the product of (x) the amount, if any, by which the rate of interest of such Accepted Note exceeds the Overnight Interest Rate on each day from and including the original Closing Day for such Accepted Note, (y) the principal amount of such Accepted Note, and (z) a fraction the numerator of which is equal to the number of actual days elapsed from and including the original Closing Day for such Accepted Note to but excluding the date of such payment, and the denominator of which is 360 and (2) the reasonable costs and expenses (if any) incurred by such Purchaser or its affiliates with respect to any interest rate, currency exchange or similar agreement entered into by the Purchaser or any such affiliate in connection with the delayed closing of such Accepted Notes.

In no case shall the Delayed Delivery Fee be less than zero.  Nothing contained herein shall obligate any Purchaser to purchase any Accepted Note on any day other than the Closing Day for such Accepted Note, as the same may be rescheduled from time to time in compliance with paragraph 2B(7).

2B(8)(iv).               Cancellation Fee.  If the Company at any time notifies Prudential in writing that the Company is canceling the closing of the purchase and sale of any Accepted Note, or if Prudential notifies the Company in writing under the circumstances set forth in the penultimate sentence of Section 2B(7) that the closing of the purchase and sale of such Accepted Note is to be canceled, or if the closing of the purchase and sale of such Accepted Note is not consummated on or prior to the last day of the Issuance Period (the date of any such notification, or the last day of the Issuance Period, as the case may be, being herein called the “Cancellation Date”), the Company shall pay each Purchaser which shall have agreed to purchase such Accepted Note in immediately available funds on the Cancellation Date an amount (the “Cancellation Fee”) equal to

(a)           in the case of an Accepted Note denominated in Dollars, the product of (A) the principal amount of such Accepted Note times (B) the quotient (expressed in decimals) obtained by dividing (1) the excess, if any,  of the ask price (as reasonably determined by Prudential) of the Hedge Treasury Note(s) on the Cancellation Date over the bid price (as reasonably determined by Prudential) of the Hedge Treasury Note(s) on the Acceptance Day for such Accepted Note by (2) such bid price, with the foregoing bid and ask prices as reported on such publicly available source of such market data as is then customarily used by Prudential and rounded to the second decimal place (such amount, the “US Cancellation Fee”); or

(b)           in the case of an Accepted Note denominated in a currency other than Dollars, the aggregate of the unwinding costs, if any, incurred by such Purchaser or its affiliates on positions executed by or on behalf of such Purchaser or such affiliates in connection with the proposed lending in such currency and fixing the coupon in such currency (which costs would include a US Cancellation Fee), provided, however, that any gain realized upon either unwinding interest rate hedging arrangements or currency swaps shall be offset against any unwinding costs incurred in either instance.  Such positions include currency and interest rate swaps, futures, forwards, government bond hedges and currency exchange contracts, all of which are subject to substantial price volatility.  Such costs may also include losses incurred by such Purchaser or its affiliates as a result of fluctuations in exchange rates.  All unwinding costs incurred by such Purchaser shall be determined by Prudential or its affiliate in accordance with generally accepted financial practices.

In no case shall the Cancellation Fee be less than zero.

3.             Conditions Of Closing.  On or before the date on which this Agreement is executed and delivered by Prudential, the Company shall pay $30,000 of the Structuring Fee.   On or before the date a Request for Purchase is first submitted hereunder, the Company, the Guarantors, the banks party to the Bank Credit Agreement, The Prudential Insurance Company of America, Pruco Life Insurance Company, U.S. Private Placement Fund, Hartford Life Insurance Company, ING Life Insurance Annuity Company and The Northwestern Mutual Life Insurance

Company shall have executed and delivered an amendment and restatement of the master guaranty and intercreditor agreement dated as of December 30, 2003, in form and substance satisfactory to Prudential, pursuant to which the holders of any Notes issued hereunder will, subject to any required delivery of a joinder thereto, receive the benefits of the such agreement. The obligation of any Purchaser to purchase and pay for any Notes is subject to the satisfaction, on or before the applicable Document Delivery Date, of the following additional conditions:

3A.          Certain Documents.  Such Purchaser shall have received the following, each dated the date of the applicable Closing Day (except in the case of the items referenced in clause (viii)):

(i)            The Note(s) to be purchased by such Purchaser.

(ii)           Certified copies of the resolutions of the Board of Directors of the Company authorizing the execution and delivery of this Agreement and the issuance of the Notes, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Notes.

(iii)         Certified copies of the resolutions of the Board of Directors of each Major Subsidiary authorizing the execution and delivery of the Subsidiary Guaranty, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Subsidiary Guaranty.

(iv)          A certificate of the secretary and one other officer of the Company certifying the names and true signatures of the officers of the Company authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder or thereunder, and a certificate of the secretary and one other officer of each Major Subsidiary certifying the names and true signatures of the officers of that Major Subsidiary authorized to sign the Subsidiary Guaranty and the other documents to be delivered thereunder.

(v)            Certified copies of the Company’s and each Major Subsidiary’s Certificate of Incorporation and Bylaws (or, if not a corporation, similar governing documents) or, alternatively, certification that no amendments or other modifications have been made thereto since the date (if any) most recently certified to Prudential or other Purchasers.

(vi)          A favorable opinion of Eric Chen, general counsel for the Company, (or such other counsel designated by the Company and acceptable to Prudential) satisfactory to Prudential and substantially in the form of Exhibit D attached hereto, and as to such other matters as Prudential may reasonably request.  The Company hereby directs such counsel to deliver such opinion, agrees that the issuance and sale of any Notes will constitute a reconfirmation of such direction, and understands and agrees that each Purchaser receiving such opinion will and is hereby authorized to rely on such opinion.

(vii)         A good standing certificate for the Company from the Secretaries of State of the States of Delaware and California dated as of a recent date and such other evidence of the status of the Company as Prudential may reasonably request.

(viii)        If not previously provided to Prudential, copies of all amendments to the Bank Credit Agreement.

(ix)          If any Purchaser is not a “Guarantied Party” under the Subsidiary Guaranty, a Joinder of such Purchaser in the form of Exhibit A to the Subsidiary Guaranty.

(x)           Additional documents or certificates with respect to legal matters or corporate or other proceedings related to the transactions contemplated hereby as may be reasonably requested by Prudential.

3B.          Representations And Warranties; No Default.  The representations and warranties of the Company contained in Section 5 of this Agreement shall be true on and as of such Closing Day; the representations and warranties of each of the Guarantors contained in the Subsidiary Guaranty shall be true on and as of such Closing Day; the Company and each of the Guarantors shall have performed and complied with all agreements and conditions contained in this Agreement and the Subsidiary Guaranty required to be performed or complied with by it and by them prior to or at such Closing Day and after giving effect to the issue and sale of the Notes on such Closing Day; there shall exist on such Closing Day no Event of Default or Default; the Company shall have delivered to such Purchaser an Officer’s Certificate, dated such Closing Day, to all such effects; and each Major Subsidiary shall have delivered to such Purchaser an Officer’s Certificate, dated such Closing Day, to all such effects (insofar as they apply to that Major Subsidiary).

3C.          Purchase Permitted By Applicable Laws.  The purchase of and payment for the Notes to be purchased by such Purchaser on the terms and conditions herein provided (including the use of the proceeds of such Notes by the Company) shall not violate any applicable law or governmental regulation (including, without limitation, Section 5 of the Securities Act or Regulation U, T or X of the Board of Governors of the Federal Reserve System) and shall not subject such Purchaser to any tax, penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation, and such Purchaser shall have received such certificates or other evidence as it may request to establish compliance with this condition.

3D.          Payment Of Fees.  The Company shall have paid to Prudential any fees due it pursuant to or in connection with this Agreement, including the Structuring Fee due pursuant to Section 2B8(i), any Issuance Fee due pursuant to Section 2B(8)(ii) and any Delayed Delivery Fee due pursuant to Section 2B(8)(iii).

4.             [Intentionally Omitted.]

5.             Representations And Warranties Of The Company.  The Company represents and warrants that:

5.1.         Organization; Power And Authority.  The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Company and each Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement, the Notes, and the Subsidiary Guaranty (as applicable), and to perform the provisions hereof and thereof.

5.2.         Authorization, Etc.  This Agreement, the Notes, and the Subsidiary Guaranty have been duly authorized by all necessary corporate or other action on the part of the Company and each Subsidiary party thereto, and this Agreement constitutes, and upon execution and delivery thereof each Note and the Subsidiary Guaranty will constitute, a legal, valid and binding obligation, enforceable against the Company and each Subsidiary party thereto in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3.         Disclosure.  Neither this Agreement nor any other document, certificate or statement furnished to any Purchaser by or on behalf of the Company or any Subsidiary in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading in light of the circumstances under which they were made.  Since the date of the most recent audited balance sheet delivered pursuant to Section 7.1(b), or if no such balance sheet has been delivered, the most recent audited balance sheet referred to in Section 5.5, there has been no change in the financial condition, operations, business, properties or prospects of the Company or any Restricted Subsidiary except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.  There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the other documents, certificates and other writings delivered to Prudential by or on behalf of the Company specifically for use in connection with the transactions contemplated hereby.

5.4.         Ownership Of Shares Of Subsidiaries.

(a)           Schedule 5.4 contains a complete and correct list of the Company’s Subsidiaries, and identification of those which are Restricted Subsidiaries.

(b)           Each Restricted Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each such Restricted Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(c)           No Restricted Subsidiary is a party to, or otherwise subject to any legal restriction or any agreement (other than the Subsidiary Guaranty, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law statutes) restricting the ability of such Restricted Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Restricted Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Restricted Subsidiary.

5.5.         Financial Statements.  The Company has furnished each Purchaser of any Accepted Notes with the following financial statements:  (i) a consolidated balance sheet of the Company and its Subsidiaries and a consolidated balance sheet of the Company and its Restricted Subsidiaries as of the last day in each of the five fiscal years of the Company most recently completed prior to the date as of which this representation is made or repeated to such Purchaser (other than fiscal years completed within 120 days prior to such date for which audited financial statements have not been released) and consolidated statements of income, cash flows and shareholders’ equity of the Company and its Subsidiaries and consolidating statements of income, cash flows and shareholders’ equity of the Company and its Restricted Subsidiaries for each such year (other than fiscal years completed within 120 days prior to such date for which audited financial statements have not been released), all such consolidated statements certified by independent certified public accountants of recognized national standing (provided that the consolidated financial statements of the Company and its Restricted Subsidiaries for any particular year need not be so certified if Unrestricted Subsidiaries, then as a whole, do not either (A) constitute five percent (5%) or more of the total assets of the Company and its Subsidiaries shown on the consolidated balance sheet of the Company and its Subsidiaries for that year or (B) contribute five percent (5%) or more of the total net income of the Company and its Subsidiaries shown on the corresponding consolidated financial statements of the Company and its Subsidiaries for that year); and (ii) unaudited consolidated balance sheets of the Company and each of its Restricted Subsidiaries as at the end of the quarterly period (if any) most recently completed prior to such date and after the end of the most recent fiscal year (other than quarterly periods completed within 60 days prior to such date for which financial statements have not been released) and the comparable quarterly period in the preceding fiscal year and unaudited consolidated statements of income, cash flows and shareholders’ equity of the Company and its Restricted Subsidiaries for the periods from the beginning of the fiscal years in which such quarterly periods are included to the end of such quarterly periods, prepared by the Company.  Such financial statements (including any related schedules and/or notes) are true and correct in all material respects (subject, as to interim statements, to changes resulting from year-end adjustments), have been prepared in accordance with GAAP consistently applied throughout the periods involved and show all liabilities, direct and contingent, of the Company and its Subsidiaries (and where applicable, the Company and its Restricted Subsidiaries) required to be shown in accordance with such principles.  The balance sheets fairly present the condition of the Company and its Subsidiaries (and where applicable, the Company and its Restricted Subsidiaries) as at the dates thereof, and the statements of income and cash flows fairly present the results of their operations for the periods indicated. No event has occurred since the end of the most recent fiscal year for which such audited financial statements have been furnished which has had or could reasonably be expected to have a Material Adverse Effect.

5.6.                            Compliance With Laws, Other Instruments, Etc.  The execution, delivery and performance of this Agreement, the Notes, and the Subsidiary Guaranty by the Company and each Subsidiary party thereto will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Restricted Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company or any of its Restricted Subsidiaries is bound or by which the Company or any of its Restricted Subsidiaries or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any of its Restricted Subsidiaries or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any of its Restricted Subsidiaries.

5.7.                            Governmental Authorizations, Etc.  No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance of this Agreement, the Notes or the Subsidiary Guaranty by the Company or any Subsidiary party thereto.

5.8.                            Litigation; Observance Of Agreements, Statutes And Orders.

(a)                                  Except as set forth on Schedule 5.8, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Restricted Subsidiaries or any property of the Company or any of its Restricted Subsidiaries in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b)                                  Neither the Company nor any of its Restricted Subsidiaries are in default under any term of any agreement or instrument to which they are a party or by which they are bound, or any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority or are in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.9.                            Taxes.  The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which such Company or its Subsidiaries, as the case may be, has established adequate reserves in accordance with GAAP.  The Company has no knowledge of any basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect.

The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of federal, state or other taxes for all fiscal periods are adequate.

5.10.                     Title To Property; Leases.  The Company and its Restricted Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet delivered pursuant to Section 7.1(b), or if no such balance sheet has been delivered, the most recent audited balance sheet referred to in Section 5.5, or purported to have been acquired by the Company or any of its Restricted Subsidiaries after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement.  All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

5.11.                     Licenses, Permits, Etc.

(a)                                  The Company and its Restricted Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material without known conflict with the rights of others;

(b)                                  To the best knowledge of the Company, no product of the Company infringes in any material respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person; and

(c)                                  To the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Restricted Subsidiaries with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by the Company or any of its Restricted Subsidiaries.

5.12.                     Compliance With ERISA.

(a)                                  The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect.  Neither the Company nor any ERISA Affiliate has incurred any Material liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA).  No event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA, or to such penalty or excise tax provisions or to Section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect.

(b)                                  The aggregate “amount of unfunded benefit liabilities” (within the meaning of Section 4001(a)(18) of ERISA) under all Plans (other than Multiemployer Plans),

determined for each Plan as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes pursuant to Section 412(c)(3) of the Code in such Plan’s most recent actuarial valuation report, does not exceed $20,000,000.

(c)                                  The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d)                                  The expected post-retirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries, to the extent not reflected in the consolidated financial statements of the Company, is not Material.

(e)                                  The execution and delivery of this Agreement and the Subsidiary Guaranty and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code.  The representation by the Company in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of each Purchaser’s representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Purchaser.

5.13.                     Private Offering. Neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than the Purchasers, each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration or prospectus filing provisions of any other securities or blue sky law of any applicable jurisdiction within the United States.

5.14.                     Use Of Proceeds; Margin Regulations.  None of the proceeds of the sale of any Notes will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any “margin stock” as defined in Regulation U (12 CFR part 207) of the Board of Governors of the Federal Reserve System (herein called “margin stock”) or for the purpose of maintaining, reducing or retiring any Indebtedness which was originally incurred to purchase or carry any stock that is then currently a margin stock or for any other purpose which might constitute the purchase of such Notes a “purpose credit” within the meaning of such Regulation U, unless the Company shall have delivered to the Purchaser which is purchasing such Notes, on the Document Delivery Date for such Notes, an opinion of counsel satisfactory to such Purchaser stating that the purchase of such Notes does not constitute a violation of such Regulation U. Neither the Company nor any agent acting on its or their behalf has taken or will take any action which might cause this Agreement or the Notes to violate Regulation U, Regulation T or any other regulation of the Board of Governors of the Federal

Reserve System or to violate the Exchange Act, in each case as in effect now or as the same may hereafter be in effect.

5.15.                     Existing Indebtedness, Liens and Investments.  Neither the Company nor any of its Restricted Subsidiaries has outstanding any Indebtedness except as permitted by Section 10.  Neither the Company nor any Restricted Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Restricted Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Restricted Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.  Neither the Company nor any of its Restricted Subsidiaries has agreed or consented to, nor have they agreed to cause or permit in the future (upon the happening of a contingency or otherwise), any of their property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.3.  Neither the Company nor any of its Restricted Subsidiaries has outstanding any Investments except as described in clauses (a) through (i) of the definition of “Restricted Investments.”

5.16.                     Foreign Assets Control Regulations, Etc.  (i) Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(ii)                                  Neither the Company nor any Subsidiary (a) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (b) to the knowledge of the Company, engages in any dealings or transactions with any such Person.  The Company and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

(iii)                               No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company.

5.17.                     Status Under Certain Statutes.  Neither the Company nor any of its Restricted Subsidiaries is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, or the Federal Power Act, as amended.

5.18.                     Environmental Matters.  Neither the Company nor any of its Subsidiaries has knowledge of any claim or have received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

Except as set forth on Schedule 5.18 (as modified from time to time with the written consent of Prudential),

(a)                                  neither the Company nor any of its Subsidiaries has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect;

(b)                                  neither the Company nor any of its Subsidiaries has knowledge of any facts concerning storage of any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and have not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect; and

(c)                                  all buildings on all real properties now owned, leased or operated by the Company or any of its Subsidiaries are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

6.                                      Representations Of The Purchasers.

6.1.                            Purchase For Investment.  Each Purchaser represents for itself only that it is purchasing the Notes for its own account or for one or more separate accounts maintained by it or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of its or their property shall at all times be within its or their control.  Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

6.2                               Source Of Funds.  Each Purchaser represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by it to pay the purchase price of the Notes to be purchased by it hereunder:

(a)                                  the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b)                                 the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c)                                  the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d)                                 the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (d); or

(e)                                  the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV or the INHAM exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(h) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f)                                    the Source is a governmental plan; or

(g)                                 the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h)                                 the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan”, “governmental plan”, and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

7.                                      Information As To The Company.    The Company covenants that during the Issuance Period and so long thereafter as any Notes are outstanding:

7.1.                            Financial And Business Information.  The Company shall deliver, or cause to be delivered, to each holder of Notes that is an Institutional Investor:

(a)                                  Quarterly Statements — within 45 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year) duplicate copies of,

(i)                                    a consolidated balance sheet of the Company and its Restricted Subsidiaries as at the end of such quarter, and

(ii)                                consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Restricted Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth, in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments;

(b)                                  Annual Statements — within 120 days after the end of each fiscal year of the Company, duplicate copies of,

(i)                                    a consolidated balance sheet of the Company and its Subsidiaries and a consolidated balance sheet of the Company and its Restricted Subsidiaries, each as at the end of such year, and

(ii)                                consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries and consolidating statements of income, changes in shareholders’ equity and cash flows of the Company and its Restricted Subsidiaries, each for such year, setting forth, in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP and accompanied by

(A)                               an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such consolidated financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided, however, that the consolidated financial statements of the Company and its Restricted Subsidiaries need not be accompanied by the opinion described in this clause (A) if Unrestricted Subsidiaries, then as a whole, do not either (i) constitute five percent (5%) or more of the total assets of the Company and its Subsidiaries shown on the consolidated balance sheet of the Company and its Subsidiaries described in clause 7.1(b)(i) above or (ii) contribute five percent (5%) or more of the total net income of the Company and its Subsidiaries shown on the consolidated financial statements of the Company and its Subsidiaries described in clause 7.1(b)(ii) above, and

(B)                               a report of such accountants stating that they have reviewed the financial covenants contained in Section 10 of this Agreement and stating further that, in making their audit, they have not become aware of any condition or event that then constitutes a Default or an Event of Default with respect to such covenants, and, if they become aware that any such condition or event then exists, the nature and period of the existence thereof will be included in their report (it being understood that such accountants shall not be liable, directly or indirectly, for any failure to obtain knowledge of any Default or Event of Default unless such accountants should have obtained knowledge thereof in making an audit in accordance with generally accepted auditing standards or did not make such an audit);

(c)                                  SEC And Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Restricted Subsidiary to public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Restricted Subsidiary with the Securities and Exchange Commission and of all press releases and other statements made available generally by the Company or any Restricted Subsidiary to the public concerning developments that are Material;

(d)                                  Notice Of Default Or Event Of Default — promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e)                                  ERISA Matters — promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i)                                    with respect to any Plan, any reportable event, as defined in section 4043(b) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations; or

(ii)                                the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii)                            any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

(f)                                    Notices From Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect; and

(g)                                 Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Restricted Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes.

7.2.                            Officer’s Certificate.  Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b)  hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth:

(a)                                  Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 10.3 through Section 10.9 hereof, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

(b)                                  Event Of Default — a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Restricted Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

7.3.                            Inspection.  The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

(a)                                  No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Restricted Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Restricted Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

(b)                                  Default — if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Restricted Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Restricted Subsidiaries), all at such times and as often as may be requested.

8.                                      Prepayment Of The Notes.

8.1.                            Prepayments Of Notes.  The Notes of each Series shall be subject to prepayment only with respect to the optional prepayments permitted by Section 8.2 and as may be required (if at all) by the Notes of such Series.

8.2.                            Optional Prepayments With Make-Whole Amount.  The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes of any Series (to the exclusion of all other Series) at 100% of the principal amount so prepaid, plus the Make-Whole Amount determined for the prepayment date with respect to such principal amount.  Any partial prepayment shall be in an amount not less than the equivalent of $1,000,000 or, if less, the aggregate principal amount of the Notes of such Series then outstanding.  The Company will give each holder of Notes of such Series written notice of each optional prepayment under this Section 8.2 not less than ten days and not more than 60 days prior to the date (which must be a Business Day) fixed for such prepayment.  Each such notice shall specify such date, the Series of Notes to be prepaid, the aggregate principal amount of such Notes to be prepaid on such date, the principal amount of each Note of such Series held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid.

8.3.                            Allocation Of Partial Prepayments.  In the case of each partial prepayment of the Notes of each Series, the principal amount prepaid shall be allocated among the Notes of such Series at the time outstanding (including for purposes of any originally scheduled mandatory prepayments with respect to the Notes of any Series, all Notes of such Series acquired by the Company or any Subsidiary or Affiliate) in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore prepaid, and the principal amount of each required prepayment with respect to each Note which is due after the date of such partial prepayment shall be reduced in the same proportion as the aggregate unpaid principal amount of such Note is reduced as a result of such prepayment.

8.4.                            Maturity; Surrender, Etc.  In the case of each prepayment of Notes pursuant to Section 8.2, that portion of the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any.  From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount as aforesaid, interest on such principal amount shall cease to accrue.  Any Note paid or prepaid in full shall be surrendered to the Company upon written request and canceled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

8.5.                            Purchase Of Notes.  The Company will not and will not permit any Subsidiary or any other Affiliate which it and/or any Subsidiary controls to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes.  The Company will promptly cancel all Notes acquired by the Company or any Subsidiary or any such other Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement, and no Notes may be issued in substitution or exchange for any such Notes.

8.6.                            Make-Whole Amount.  The term “Make-Whole Amount” shall mean, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero.  For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” shall mean, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” shall mean, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (as converted to reflect the periodic basis on which interest on such Note is payable, if interest is payable other than on a semi-annual basis) equal to the Reinvestment Yield with respect to such Called Principal.

“Implied Australian Dollar Yield” shall mean, with respect to the Called Principal of any Note, the yield to maturity implied by (i) the yields reported, as of 10:00 a.m. (New York time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page 0#AUBMK” on the Reuters Screen (or such other display as may replace “Page 0#AUBMK” on the Reuters Screen) for the benchmark Australian Government Bond having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such rate is not reported as of such time or the rate reported is not ascertainable, the average of the rates as determined by Recognized Australian Government Bond Market Makers.  Such implied yield will be determined, if necessary, by (a) converting quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the benchmark Australian Government Bond with the maturity closest to and greater than the Remaining Average Life of such Called Principal and (2) the benchmark Australian Government Bond with the maturity closest to and less than the Remaining Average Life of such Called Principal.

“Implied British Pound Yield” shall mean, with respect to the Called Principal of any Note, the yield to maturity implied by (i) the yields reported, as of 10:00 a.m. (New York time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page 0#GBBMK” on the Reuters Screen (or such other display as may replace “Page 0#GBBMK” on the Reuters Screen) for actively traded gilt-edged securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such rate is not reported as of such time or the rate reported is not ascertainable, the average of the rates as determined by Recognized British Government Bond Market Makers.  Such implied yield will be determined, if necessary, by (a) converting quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded gilt-edged securities with the maturity closest to and greater than the Remaining Average Life of such Called Principal and (2) the actively traded gilt-edged securities with the maturity closest to and less than the Remaining Average Life of such Called Principal.

“Implied Canadian Dollar Yield” shall mean, with respect to the Called Principal of any Note, the yield to maturity implied by (i) the yields reported, as of 10:00 a.m. (New York time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page 0#CABMK” on the Reuters Screen (or such other display as may replace “Page 0#CABMK” on the Reuters Screen) for actively traded securities of the Government of Canada having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such rate is not reported as of such time or the rate reported is not ascertainable, the average of the rates as determined by Recognized Canadian Government Bond Market Makers.  Such implied yield will be determined, if necessary, by (a) converting quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded securities of the Government of Canada with the maturity closest to and greater than the Remaining Average Life of such Called Principal and (2) the actively traded securities of the Government of Canada with the maturity closest to and less than the Remaining Average Life of such Called Principal.

“Implied Danish Krones Yield” shall mean, with respect to the Called Principal of any Note, the yield to maturity implied by (i) the yields reported, as of 10:00 a.m. (New York time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page 0#DKBMK” on the Reuters Screen (or such other display as may replace “Page 0#DKBMK” on the Reuters Screen) for the benchmark Danish Government Bond having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such rate is not reported as of such time or the rate reported is not ascertainable, the average of the rates as determined by Recognized Danish Government Bond Market Makers.  Such implied yield will be determined, if necessary, by (a) converting quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the benchmark Danish Government Bond with the maturity closest to and greater than the Remaining Average Life of such Called Principal and (2) the benchmark Danish Government Bond with the maturity closest to and less than the Remaining Average Life of such Called Principal.

“Implied Dollar Yield” shall mean, with respect to the Called Principal of any Note, the yield to maturity implied by (i) the yields reported, as of 10:00 a.m. (New York time) on the Business Day next preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” on the Bloomberg Financial Markets (or, if Bloomberg Financial Markets shall cease to report such yields on page PX1 or shall cease to be Prudential’s customary source for calculating make whole amounts on privately placed notes, then such source as is then Prudential’s customary source of such information) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, (ii) the Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported as of the Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.  Such implied yield shall be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded U.S. Treasury security with the maturity closest to and greater than the

Remaining Average Life of such Called Principal and (2) the actively traded U.S. Treasury security with the maturity closest to and less than the Remaining Average Life of such Called Principal.

“Implied Euro Yield” shall mean, with respect to the Called Principal of any Note, the yield to maturity implied by (i) the yields reported, as of 10:00 a.m. (New York time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page 0#DEBMK” on the Reuters Screen (or such other display as may replace “Page 0#DEBMK” on the Reuters Screen) for the benchmark German Bund having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such rate is not reported as of such time or the rate reported is not ascertainable, the average of the rates as determined by Recognized German Bund Market Makers.  Such implied yield will be determined, if necessary, by (a) converting quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the benchmark German Bund with the maturity closest to and greater than the Remaining Average Life of such Called Principal and (2) the benchmark German Bund with the maturity closest to and less than the Remaining Average Life of such Called Principal.

“Implied Hong Kong Dollar Yield” shall mean, with respect to the Called Principal of any Note, the yield to maturity implied by (i) the yields reported, as of 10:00 a.m. (New York time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page 0#HKBMK” on the Reuters Screen (or such other display as may replace “Page 0#HKBMK” on the Reuters Screen) for the benchmark Hong Kong Government Bond having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such rate is not reported as of such time or the rate reported is not ascertainable, the average of the rates as determined by Recognized Hong Kong Government Bond Market Makers.  Such implied yield will be determined, if necessary, by (a) converting quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the benchmark Hong Kong Government Bond with the maturity closest to and greater than the Remaining Average Life of such Called Principal and (2) the benchmark Hong Kong Government Bond with the maturity closest to and less than the Remaining Average Life of such Called Principal.

“Implied Swiss Franc Yield” shall mean, with respect to the Called Principal of any Note, the yield to maturity implied by (i) the yields reported, as of 10:00 a.m. (New York time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page 0#CHBMK” on the Reuters Screen (or such other display as may replace “Page 0#CHBMK” on the Reuters Screen) for the benchmark Swiss Government Bond having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such rate is not reported as of such time or the rate reported is not ascertainable, the average of the rates as determined by Recognized Swiss Government Bond Market Makers.  Such implied yield will be determined, if necessary, by (a) converting quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the benchmark Swiss Government Bond with the maturity closest to and greater than the Remaining Average Life of such Called Principal and (2) the benchmark Swiss Government Bond with the maturity closest to and less than the Remaining Average Life of such Called Principal.

“Implied Yen Yield” shall mean, with respect to the Called Principal of any Note, the yield to maturity implied by (i) the yields reported, as of 10:00 a.m. (New York time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page 0#JPBMK” on the Reuters Screen (or such other display as may replace “Page 0#JPBMK” on the Reuters Screen) for the benchmark Japanese Government Bond having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such rate is not reported as of such time or the rate reported is not ascertainable, the average of the rates as determined by Recognized Japanese Government Bond Market Makers.  Such implied yield will be determined, if necessary, by (a) converting quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the benchmark Japanese Government Bond with the maturity closest to and greater than the Remaining Average Life of such Called Principal and (2) the benchmark Japanese Government Bond with the maturity closest to and less than the Remaining Average Life of such Called Principal.

“Recognized Australian Government Bond Market Makers” shall mean two internationally recognized dealers of Australian Government treasury securities reasonably selected by Prudential.

“Recognized British Government Bond Market Makers” shall mean two internationally recognized dealers of British Government treasury securities reasonably selected by Prudential.

“Recognized Canadian Government Bond Market Makers” shall mean two internationally recognized dealers of Canadian Government treasury securities reasonably selected by Prudential.

“Recognized Danish Government Bond Market Makers” shall mean two internationally recognized dealers of Danish Government treasury securities reasonably selected by Prudential.

“Recognized German Bund Market Makers” shall mean two internationally recognized dealers of German Government treasury securities reasonably selected by Prudential.

“Recognized Hong Kong Government Bond Market Makers” shall mean two internationally recognized dealers of Hong Kong Government treasury securities reasonably selected by Prudential.

“Recognized Japanese Government Bond Market Makers” shall mean two internationally recognized dealers of Japanese Government treasury securities reasonably selected by Prudential.

“Recognized Swiss Government Bond Market Makers” shall mean two internationally recognized dealers of Swiss Government treasury securities reasonably selected by Prudential.

“Reinvestment Yield” shall mean, with respect to the Called Principal of (i) any Note denominated in Dollars, 50 basis points plus the Implied Dollar Yield, (ii) in the case of any Note denominated in Swiss Francs, the Implied Swiss Franc Yield, (iii) in the case of any Note denominated in Euros, the Implied Euro Yield, (iv) in the case of any Note denominated in Australian Dollars, the Implied Australian Dollar Yield, (v) in the case of any Note denominated in British Pounds, the Implied British Pound Yield, (vi) in the case of any Note denominated in Canadian Dollars, the Implied Canadian Dollar Yield, (vii) in the case of any Note denominated in Danish Krones, the Implied Danish Krones Yield, (viii) in the case of any Note denominated in Hong Kong Dollars, the Implied Hong Kong Dollar Yield and (ix) in the case of any Note denominated in Yen, the Implied Yen Yield.  The Reinvestment Yield will be rounded to that number of decimals as appears in the coupon for the applicable Note.

“Remaining Average Life” shall mean, with respect to the Called Principal of any Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) each Remaining Scheduled Payment of such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) which will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

 “Remaining Scheduled Payments” shall mean, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or 12.1.

“Settlement Date” shall mean, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

9.                                      Affirmative Covenants.  The Company covenants that during the Issuance Period and for so long as any of the Notes are outstanding:

9.1.                            Compliance With Law.  The Company will and will cause each of its Subsidiaries to comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.2.                            Insurance.  The Company will and will cause each of its Restricted Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

9.3.                            Maintenance Of Properties.  The Company will and will cause each of its Restricted Subsidiaries to maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Restricted Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.4.                            Payment Of Taxes And Claims.  The Company will and will cause each of its Subsidiaries to file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax or assessment or claims if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or such Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the nonpayment of all such taxes and assessments in the aggregate could not reasonably be expected to have a Material Adverse Effect.

9.5.                            Corporate Existence, Etc.  Subject to Section 10.2, the Company will at all times preserve and keep in full force and effect its corporate existence.  Subject to Section 10.2, the Company will at all times preserve and keep in full force and effect the corporate (or other) existence of each of its Restricted Subsidiaries and all rights and franchises of the Company and its Restricted Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

9.6.                            Additional Major Subsidiaries.  Upon the creation or acquisition of any Major Subsidiary after the date of this Agreement, the Company shall immediately cause such Major Subsidiary to execute and deliver a joinder agreement in the form of Exhibit B-1 to the

Subsidiary Guaranty and deliver to each Purchaser copies of the items delivered pursuant to Section 5.03 of the Bank Credit Agreement. If any existing Subsidiary that is not a Major Subsidiary at the date of this Agreement thereafter becomes a Major Subsidiary, such Subsidiary shall be a Major Subsidiary and the Company shall promptly give each Purchaser written notice of such additional Major Subsidiary and comply with the foregoing sentence.

9.7                               Additional Obligor Subsidiaries.  If any Restricted Subsidiary (whether existing or hereafter created or acquired) becomes an obligor after the date hereof under the Bank Credit Agreement, the Company shall promptly give each Note holder written notice thereof and shall immediately cause such Restricted Subsidiary to execute and deliver a joinder agreement in the form of Exhibit B-2 to the Subsidiary Guaranty.

10.                               Negative Covenants.  The Company covenants that during the Issuance Period (except with respect to Sections 10.6(a) and 10.8, which shall become operative only commencing at the time of the first issuance of Notes hereunder), and for so long as any of the Notes are outstanding:

10.1.                     Transactions With Affiliates.  The Company will not and will not permit any Restricted Subsidiary to enter into directly or indirectly any transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Restricted Subsidiary), except (i) in the ordinary course and pursuant to the reasonable requirements of the Company’s or such Restricted Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate, (ii) for stock related transactions with officers and directors of the Company and its Restricted Subsidiaries, and (iii) for stock related transactions with Plans upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

10.2.                     Merger, Consolidation, Etc.  The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consolidate with or merge with any other corporation or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person (except that a Restricted Subsidiary may consolidate with or merge with, or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to (x) the Company, (y) a Wholly-Owned Restricted Subsidiary, or (z) another Person so long as, in the case of clause (z), the transaction involves a merger and the Restricted Subsidiary is the surviving entity:

(a)                                  in the case of any transaction involving the Company, the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Company, as the case may be, shall be a solvent corporation organized and existing under the laws of the United States or any State thereof (including the District of Columbia), and (i) such corporation shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the

Notes and (ii) shall have caused to be delivered to each holder of any Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof;

(b)                                  immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

No such conveyance, transfer or lease of all or substantially all of the assets of the Company shall have the effect of releasing the Company or any successor corporation that shall theretofore have become such in the manner prescribed in this Section 10.2 from its liability under this Agreement or the Notes.

10.3.                     Liens.  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Company or any such Restricted Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits, except:

(a)                                  Liens for taxes, assessments or other governmental charges which are not yet due and payable or the payment of which is not at the time required by Section 9.4;

(b)                                  statutory Liens of landlords, Liens of carriers, warehousemen, mechanics, materialmen and other similar Liens, in each case incurred in the ordinary course of business for sums not yet due and payable or the payment of which is not at the time required by Section 9.4 and statutory Liens and contractual rights of set off of financial institutions;

(c)                                  Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business, including without limitation (i) in connection with workers’ compensation, unemployment insurance and other types of social security or retirement benefits, or (ii) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety bonds, appeal bonds, bids, leases (other than Capital Leases), performance bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property, which Liens collectively do not materially interfere with the conduct of the Company’s or any of its Restricted Subsidiaries’ business or the use of their properties;

(d)                                  any attachment or judgment Lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay; and any attachment or judgment Lien as to which the Company or a Restricted Subsidiary has established adequate reserves in accordance with GAAP on the books of the Company or such Restricted Subsidiary;

(e)                                  licenses, leases or subleases granted to others, easements, rights-of-way, restrictions and other similar charges or encumbrances, in each case incidental to, and not interfering with, the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries, provided that such Liens do not, in the aggregate, materially detract from the value of such property;

(f)                                    Liens on property or assets of the Company securing Debt of the Company owing to a Wholly-Owned Restricted Subsidiary or Liens on property or assets of a Restricted Subsidiary securing Debt of such Restricted Subsidiary owing to the Company or to a Wholly-Owned Restricted Subsidiary;

(g)                                 Liens existing December 30, 2003 and set forth on Schedule 10;

(h)                                 any Lien (including any interest or title of a lessor or sublessor in or to assets leased by Company or a Restricted Subsidiary) created to secure all or any part of the purchase price, or to secure Debt incurred or assumed to pay all or any part of the purchase price or cost of construction, of property (or any improvement thereon) acquired or constructed by the Company or a Restricted Subsidiary after the date of this Agreement, provided that:

(i)                                    any such Lien shall extend solely to the item or items of such property (or improvement thereon) so acquired or constructed and, if required by the terms of the instrument originally creating such Lien, other property (or improvement thereon) which is an improvement to or is acquired for specific use in connection with such acquired or constructed property (or improvement thereon) or which is real property being improved by such acquired or constructed property (or improvement thereon),

(ii)                                the principal amount of the Debt secured by any such Lien shall at no time exceed an amount equal to the lesser of (A) the cost to the Company or such Restricted Subsidiary of the property (or improvement thereon) so acquired or constructed and (B) the Fair Market Value (as determined in good faith by the board of directors of the Company) of such property (or improvement thereon) at the time of such acquisition or construction, and

(iii)                            any such Lien shall be created contemporaneously with, or within 180 days after the acquisition or construction of such property (or improvement thereon);

(i)                                    any Lien existing on property of a Person immediately prior to its being consolidated with or merged into the Company or a Restricted Subsidiary or its becoming a Restricted Subsidiary, or any Lien existing on any property acquired by the Company or any Restricted Subsidiary at the time such property is so acquired (whether or not the Debt secured thereby shall have been assumed), provided that (i) no such Lien shall have been created or assumed in contemplation of such consolidation or merger or such Person’s becoming a Restricted Subsidiary or such acquisition of property, and (ii) each such Lien shall extend solely to the item or items of property so acquired and, if required by the terms of the instrument originally creating such Lien, other property which is an improvement to or is acquired for specific use in connection with such acquired property;

(j)                                    any Lien renewing, extending or refunding any Lien permitted by paragraphs (g), (h) or (i) of this Section 10.3, provided that (i) the principal amount of Debt secured by such Lien immediately prior to such extension, renewal or refunding is not increased or the maturity thereof reduced, (ii) such Lien is not extended to any other property, and (iii) immediately after such extension, renewal or refunding no Default or Event of Default would exist; and

(k)                                other Liens securing Debt not otherwise permitted by paragraphs (a) through (j) of this Section 10.3, provided that the total amount of Priority Debt at no time exceeds 20% of Consolidated Net Worth.

10.4.                     Interest Charges Coverage Ratio.  The Company will not permit the Interest Charges Coverage Ratio on the last day of each fiscal quarter of the Company to be less than 2.5 to 1.0.

10.5.                     Fixed Charges Coverage Ratio.  The Company will not permit the Fixed Charges Coverage Ratio on the last day of each fiscal year of the Company to be less than 1.4 to 1.0.

10.6.                     Maintenance Of Consolidated Debt.  (a) At any time when any Convertible Preferred Stock is outstanding, the Company will not permit the Leverage Ratio (as defined in Schedule BB) to exceed the Applicable Leverage Ratio Level (as defined in Schedule BB).

(b) At any time when there is no Convertible Preferred Stock outstanding, the Company will not permit Consolidated Debt to exceed the Applicable Percentage of Total Capitalization.

10.7.                     Restricted Subsidiary Debt.  Without limiting the restrictions contained in Section 10.11, the Company will not at any time permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume, guarantee, have outstanding, or otherwise become or remain directly or indirectly liable with respect to, any Debt other than:

(a)                                  Debt owed to the Company or a Wholly-Owned Restricted Subsidiary;

(b)                                  Debt of a Restricted Subsidiary outstanding at the time such Subsidiary becomes a Restricted Subsidiary, provided that (i) such Debt shall not have been incurred in contemplation of such Subsidiary becoming a Restricted Subsidiary and (ii) immediately after such Subsidiary becomes a Restricted Subsidiary no Default or Event of Default shall exist, and provided further that such Debt may not be extended, renewed or refunded except as otherwise permitted by this Agreement; and

(c)                                  Debt of a Restricted Subsidiary in addition to that otherwise permitted by subparagraph (a) or (b) of this Section 10.7, provided that the total amount of Priority Debt at no time exceeds 20% of Consolidated Net Worth.

10.8.                     Consolidated Net Worth.  The Company will not, at any time, permit Consolidated Net Worth to be less than the sum of (a) $219,257,000 plus (b) an aggregate amount equal to 25% of its Consolidated Net Income (but, in each case, only if a positive number) for each completed fiscal quarter beginning with the fiscal quarter ended December 31, 2003.

10.9.                     Sale Of Assets.  Except as permitted under Section 10.2, the Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(a)                                  in the good faith opinion of the Company, the Asset Disposition is in exchange for consideration having a Fair Market Value at least equal to that of the property exchanged and is in the best interest of the Company or such Restricted Subsidiary; and

(b)                                  immediately after giving effect to the Asset Disposition, no Default or Event of Default would exist; and

(c)                                  immediately after giving effect to the Asset Disposition, the Disposition Value of all property that was the subject of any Asset Disposition occurring in the then current fiscal year of the Company would not exceed 10% of Consolidated Assets as of the end of the then most recently ended fiscal year of the Company.

If the Net Proceeds Amount for any Transfer is applied to a Debt Prepayment Application or a Property Reinvestment Application within 180 days after such Transfer, then such Transfer, only for the purpose of determining compliance with subsection (c) of this Section 10.9 as of any date, shall be deemed not to be an Asset Disposition.

Notwithstanding the above, the Company or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction.

10.10.              Line Of Business.  The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business if, as a result, the general nature of the business in which the Company and its Restricted Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Restricted Subsidiaries, taken as a whole, are engaged on the date of this Agreement.

10.11                 Terrorism Sanctions Regulations.  The Company will not and will not permit any Subsidiary to (i) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) to the knowledge of the Company, engage in any dealings or transactions with any such Person.

11.                               Events Of Default.  An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)                                  the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b)                                  the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

(c)                                  the Company defaults in the performance of or compliance with any term contained in Section 7.1(d) or Section 10; or

(d)                                  the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Section 11) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (d) of Section 11); or

(e)                                  any representation or warranty made in writing by or on behalf of the Company or any Restricted Subsidiary or by any officer of the Company or any Restricted Subsidiary in this Agreement or the Subsidiary Guaranty or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f)                                    (i) the Company or any Restricted Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any outstanding Indebtedness beyond any period of grace provided with respect thereto, or (ii) the Company or any Restricted Subsidiary is in default in the performance of or compliance with any term of any evidence of any outstanding Indebtedness or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition any Indebtedness has become, or has been declared (or one or more Persons are entitled to declare any Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) the Company or any Restricted Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment, or (y) one or more Persons have the right to require the Company or any Restricted Subsidiary so to purchase or repay such Indebtedness, provided that the aggregate amount of all Indebtedness to which such a payment default shall occur and be continuing or such a failure or other event causing or permitting acceleration (or resale to the Company or any Restricted Subsidiary) shall occur and be continuing exceeds an amount equivalent to $20,000,000; or

(g)                                 the Company or any Restricted Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h)                                 a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Restricted Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Restricted Subsidiaries, or any such petition shall be filed against the Company or any of its Restricted Subsidiaries and such petition shall not be dismissed within 60 days; or

(i)                                    a final judgment or judgments for the payment of money aggregating in excess of an amount equivalent to $20,000,000 (exclusive of any amount covered by insurance provided by a solvent and unaffiliated insurance company which has acknowledged in writing its coverage obligation with respect thereto) are rendered against one or more of the Company and its Restricted Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(j)                                    if the Subsidiary Guaranty shall at any time for any reason be purportedly revoked by any Guarantor (or the Company, as applicable) or be declared by any Guarantor (or the Company, as applicable) to be null and void, or the validity or enforceability thereof shall be contested by any Guarantor (or the Company, as applicable), or a proceeding shall be commenced by any Guarantor (or the Company, as applicable) seeking to establish the invalidity or unenforceability thereof, or any Guarantor (or the Company, as applicable) shall deny that it has any liability or obligation purported to be created thereunder; or

(k)                                if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined for each Plan in accordance with the actuarial assumptions specified for funding purposes pursuant to Section 412(c)(3) of the Code in such Plan’s most recent actuarial valuation report, shall exceed $20,000,000, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any

Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect.

As used in Section 11(k), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

12.                               Remedies on Default, Etc.

12.1.                     Acceleration.

(a)                                  If an Event of Default with respect to the Company described in paragraph (g) or (h) of Section 11 (other than an Event of Default described in clause (i) of paragraph (g) or described in clause (vi) of paragraph (g) by virtue of the fact that such clause encompasses clause (i) of paragraph (g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b)                                  If any other Event of Default has occurred and is continuing, any holder or holders of more than 66-2/3% in principal amount of the Notes of any Series at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes of such Series then outstanding to be immediately due and payable, and the Company shall immediately thereafter provide to all holders of all Notes the names of and amounts held by those holders making such declaration.

(c)                                  If any Event of Default described in paragraph (a) or (b) of Section 11 has occurred and is continuing, in addition to any action which may be taken pursuant to Section 12.1(b), any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable, and the Company shall immediately thereafter provide to all holders of all Notes the names of and amounts held by those holders making such declaration.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.  The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from prepayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

12.2.                     Other Remedies.  If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

12.3.                     Rescission.  At any time after any Notes of any Series have been declared due and payable pursuant to clause (b) or (c) of Section 12.1, the holders of not less than 66-2/3% in principal amount of the Notes of such Series then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes of such Series, all principal of and Make-Whole Amount, if any, on any Notes of such Series that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes of such Series, at the Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes.  No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

12.4.                     No Waivers Or Election Of Remedies, Expenses, Etc.  No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies.  No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.  Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

12.5.                     Notice of Acceleration or Rescission.  Whenever any Note shall be declared immediately due and payable pursuant to Section 12.1 or any such declaration shall be rescinded and annulled pursuant to Section 12.3, the Company shall forthwith give written notice thereof to the holder of each Note of each Series at the time outstanding.

13.                               Registration; Exchange; Substitution Of Notes.

13.1.                     Registration Of Notes.  The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes.  The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register.  Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary.  The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

13.2.                     Transfer And Exchange Of Notes.  Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note.  Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit A.  Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon.  The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes.  Except as provided in the next succeeding sentence, Notes shall not be transferred in denominations of less than $5,000,000.  Notes may be issued in denominations of less than $5,000,000 if issued in connection with any transfer to one or more Prudential Affiliates or if necessary to enable the registration of transfer by a holder of its entire holding of Notes of a Series.  Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Article 6; provided, however, that the Company shall not be required to effect any such transfer if the Company is legally unable to deliver the certificate described in the penultimate paragraph of Section 6.2.  Each Purchaser and transferee of a Note which is not already a party to the Subsidiary Guaranty shall execute and deliver a joinder agreement in the form attached as Exhibit A to the Subsidiary Guaranty.

13.3.                     Replacement Of Notes.  Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a)                                  in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)                                  in the case of mutilation, upon surrender and cancellation thereof,

the Company at the Company’s expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

14.                               Payments On Notes.

14.1.                     Place Of Payment.  Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York, at the principal office of Bank of America, N.A. in such jurisdiction.  The holder of a Note may at any time, by notice to the Company, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

14.2.                     Home Office Payment.  So long as a Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose on the Purchaser Schedule attached to the Confirmation of Acceptance with respect to such Note, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1.  Prior to any sale or other disposition of any Note held by any Purchaser or its nominee such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2.  The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by any Purchaser under this Agreement and that has made the same agreement relating to such Note as each Purchaser has made in this Section 14.2.

14.3.                     Currency of Payments; Payments Free and Clear of Taxes

(a)                                  All payments under each Series of Notes shall be made in the currency in which such Series of Notes is denominated.

(b)                                  All expenses required to be reimbursed pursuant to this Agreement or the Notes shall be reimbursed in the currency in which such expenses were originally incurred.

(c)                                  Any payment on account of an amount that is payable hereunder or under the Notes in a specified currency (the “Specified Currency”) which, notwithstanding the requirements of clauses (a) and (b), above, is made to or for the account of any holder of a Note in lawful currency of any other jurisdiction (the “Other Currency”), whether as a result of any judgment or order or the enforcement thereof or the realization of any security or the liquidation of the Company, shall constitute a discharge of the Company’s obligation under this Agreement and such Notes only to the extent of the amount of the Specified Currency which such holder could purchase in New York foreign exchange markets with the amount of the Other Currency in accordance with normal banking procedures at the rate of exchange prevailing at 10:00 a.m. on the first Business Day following receipt of the payment first referred to above.  If the amount of the Specified Currency that could be so purchased is less than the amount of Specified Currency originally due to such holder, the Company shall indemnify and save harmless such holder from and against all loss or damage arising out of or as a result of such deficiency.  This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any holder of a Note from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under any judgment or order.

(d)                                  The Company will pay all amounts of principal of, Make Whole Amount, if any, and interest on the Notes, and all other amounts payable hereunder or under the Notes, without set-off or counterclaim and free and clear of, and without deduction or withholding for or on account of, all present and future income, stamp, documentary and other taxes and duties, and all other levies, imposts, charges, fees, deductions and withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any governmental authority (except (i) taxes imposed on the net income or net profits (including franchise or similar taxes imposed in lieu thereof) by the United States, any government authority under the laws of which the holder of a Note is organized or has its principal office or maintains its applicable lending office, or by any jurisdiction as a result of a present or former connection between the holder of a Note and such jurisdiction, (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the holder of a Note is located, and (iii) any taxes imposed solely as a result of the holder of a Note’s gross negligence or willful misconduct, including gross negligence or willful misconduct resulting in the failure or unreasonable delay by a  holder of a Note to properly complete, provide or file and update or renew any application, forms, certificates, documents or other evidence required from time to time, in order to qualify for any applicable exemption from or reduction of taxes) (all such non-excluded taxes, duties, levies, imposts, duties, charges, fees, deductions and withholdings being hereinafter called “Taxes”).  If any Taxes are required to be withheld from any amounts payable to a holder of any Notes, the amounts so payable to such holder shall be increased to the extent necessary to yield such holder (after payment of all Taxes) interest on any such other amounts payable hereunder at the rates or in the amounts specified in the Notes or this Agreement.  Whenever any Taxes are payable by the Company, as promptly as possible thereafter, the Company shall send to each holder of the Notes, a certified copy of an original official receipt received by the Company showing payment thereof.  If the Company fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to each holder of the Notes the required receipts or other required documentary evidence, the Company shall indemnify each holder of the Notes for any Taxes (including interest or penalties) that may become payable by such holder as a result of any such failure.  The obligations of the Company under this Section 14.3 shall survive the payment and performance of the Notes and the termination of this Agreement.  If the Company determines in good faith that a reasonable basis exists for contesting any Taxes that it is required to pay as a result of this Section 14.3(d), the relevant holder shall cooperate with the Company (but shall have no obligation to disclose any confidential information, unless arrangements satisfactory to the relevant holder have been made to preserve the confidential nature of such information) in challenging such Taxes at the Company’s expense if requested by the Company.  If a holder of a

Note shall have actual knowledge (without any obligation to monitor) that it is entitled to receive a refund (whether by way of a direct payment or by offset) in respect of any Taxes paid by the Company, it shall promptly notify the  Company of the availability of such refund (unless made aware of same by the Company) and shall, within 90 days after the receipt of a request from the Company, apply for such refund at the Company’s sole expense.  If any holder of a Note receives a refund (whether by way of a direct payment or by offset) of any Taxes for which a payment has been made pursuant to this Section 14.3(d) which, in the reasonable good faith judgment of such holder, is allocable to such payment under this Section 14.3(d), the amount of such refund (together with any interest received thereon) shall be paid to the Company to the extent payment has been made in full as and when required pursuant to this Section 14.3(d).  Each holder of the Notes that is not organized under the laws of the United States or a political subdivision thereof agrees to provide the Company with properly completed forms, certificates and other information in order to confirm or establish that such holder (and, in the case of a holder that does not or ceases to act for its own account with respect to any portion of any payments on the Notes, the beneficial owner or owners of such payment or portion thereof) is not subject to United States withholding tax and otherwise to minimize the amount of any Taxes that the Company shall otherwise be required to pay pursuant to this Section 14.3(d).

15.                               Expenses, Etc.

15.1.                     Transaction Expenses.  Whether or not the transactions contemplated hereby are consummated, the Company will pay all reasonable costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required, local or other counsel) incurred by Prudential, the Purchasers or any holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Subsidiary Guaranty, or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Subsidiary Guaranty, or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Subsidiary Guaranty, or the Notes, or by reason of being a holder of any Note, and (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes.  Notwithstanding the foregoing, the Company shall not be obligated to reimburse Prudential for costs and expenses (including those of Bingham McCutchen LLP, special counsel to Prudential) incurred in connection with the preparation and negotiation of this Agreement and the Subsidiary Guaranty, other than fees and expenses of Bingham McCutchen in an aggregate amount not to exceed $10,000.  The Company will pay, and will save Prudential, each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than any broker or finder engaged by Prudential or any Purchaser).

15.2.                     Survival.  The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, the Subsidiary Guaranty, or the Notes, and the termination of this Agreement.

16.                               Survival Of Representations And Warranties; Entire Agreement.  All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of any Purchaser or any other holder of a Note.  All statements contained in any certificate or other instrument delivered by or on behalf of the Company or any Subsidiary pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement.  Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding among Prudential, the Purchasers and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

17.                               Amendment And Waiver.

17.1.                     Requirements.  This Agreement and the Notes may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company shall obtain the written consent to such amendment, action or omission to act, of the Required Holder(s) of the Notes of each Series except that, (i) with the written consent of the holders of all Notes of a particular Series, and if an Event of Default shall have occurred and be continuing, of the holders of all Notes of all Series, at the time outstanding (and not without such written consents), the Notes of such Series may be amended or the provisions thereof waived to change the maturity thereof, to change or affect the principal thereof, or to change or affect the rate or time of payment of interest on or any Yield-Maintenance Amount payable with respect to the Notes of such Series, (ii) without the written consent of the holder or holders of all Notes at the time outstanding, no amendment to or waiver of the provisions of this Agreement shall change or affect the provisions of Section 12 or this Section 17 insofar as such provisions relate to proportions of the principal amount of the Notes of any Series, or the rights of any individual holder of Notes, required with respect to any declaration of Notes to be due and payable or with respect to any consent, amendment, waiver or declaration, (iii) with the written consent of Prudential (and not without the written consent of Prudential) the provisions of Section 2B may be amended or waived (except insofar as any such amendment or waiver would affect any rights or obligations with respect to the purchase and sale of Notes which shall have become Accepted Notes prior to such amendment or waiver), and (iv) with the written consent of all of the Purchasers which shall have become obligated to purchase Accepted Notes of any Series (and not without the written consent of all such Purchasers), any of the provisions of Sections 2B and 3 may be amended or waived insofar as such amendment or waiver would affect only rights or obligations with respect to the purchase and sale of the Accepted Notes of such Series or the terms and provisions of such Accepted Notes.  Each holder of any Note at the time or thereafter outstanding shall be bound by any consent authorized by this Section 17, whether or not such Note shall have been marked to indicate such consent, but any Notes issued thereafter may bear a notation referring to any such consent.

17.2.                     Solicitation Of Holders Of Notes.  The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes.  The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

17.3.                     Binding Effect, Etc.  Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver.  No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon.  No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note.  As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

17.4.                     Notes Held By Company, Etc.  Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes or any Series thereof then outstanding have approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes or any Series thereof, or have directed the taking of any action provided herein or in the Notes or any Series thereof to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes or any Series thereof then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates (other than U.S. Trust Company of California N.A. (other than in its capacity as trustee of a Plan)) shall be deemed not to be outstanding.

18.                               Notices.  All notices and communications provided for hereunder (other than communications provided for in Section 2) shall be in writing and sent (a) by facsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by a recognized overnight delivery service (with charges prepaid).  Any such notice must be sent:

(i)                                    if to a Purchaser or its nominee, to such Person at the address specified for such communications in the Purchaser Schedule attached to the applicable Confirmation of Acceptance, or at such other address as such Person shall have specified to the Company in writing,

(ii)                                if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii)                            if to the Company, at its address set forth at the beginning of this Agreement to the attention of the Chief Financial Officer or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed to have been given and received when delivered at the address so specified.  Any communication pursuant to Section 2 shall be made by the method specified for such communication in Section 2, and shall be effective to create any rights or obligations under this Agreement only if, in the case of a telephone communication, an Authorized Officer of the party conveying the information and of the party receiving the information are parties to the telephone call, and in the case of a telefacsimile communication, the communication is signed by an Authorized Officer of the party conveying the information, addressed to the attention of an Authorized Officer of the party receiving the information, and in fact received at the telefacsimile terminal the number of which is listed for the party receiving the communication on the Information Schedule or at such other telefacsimile terminal as the party receiving the information shall have specified in writing to the party sending such information.

19.                               Reproduction Of Documents.  This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser on any Closing Day (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and such Purchaser may destroy any original document so reproduced.  The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such person in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.  This Section 19 shall not prohibit the Company or any holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

20.                               [Intentionally Omitted.]

21.                               [Intentionally Omitted.]

22.                               Confidential Information.  For purposes of this Section 22, “Confidential Information” means information delivered to a Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified in writing when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements or other information delivered to such Purchaser under Section 7.1 that are otherwise publicly available.  Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by it in good faith to protect confidential information of third parties delivered to it, provided that each Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 22, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell a Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 22), (v) any Person from which such Purchaser offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 22), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under its Notes and this Agreement.  Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 22 as though it were a party to this Agreement.  On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 22.

23.                               Miscellaneous.

23.1.                     Successors And Assigns.  All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

23.2.                     Payments Due On Non-Business Days.  Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

23.3.                     Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

23.4.                     Construction.  Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.  Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

23.5.                     Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.  Each counterpart may consist of a number of copies of this Agreement, each signed by less than all, but together signed by all, of the parties hereto.

23.6.                     Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

23.7.                     Severability Of Obligations.  The sales of Notes to the Purchasers are to be several sales, and the obligations of the Purchasers under this Agreement are several obligations. No failure by any Purchaser to perform its obligations under this Agreement shall relieve any other Purchaser or the Company of any of their respective obligations hereunder, and no Purchaser shall be responsible for the obligations of, or any action taken or omitted by, any other Purchaser hereunder.

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If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between us.  This Agreement shall also inure to the benefit of each Purchaser which shall have executed and delivered a Confirmation of Acceptance, and each such Purchaser shall be bound by this Agreement to the extent provided in such Confirmation of Acceptance.

Very truly yours,

AECOM Technology Corporation

By:

Name:

Title:

The foregoing is hereby

agreed to as of the date

thereof.

PRUDENTIAL INVESTMENT MANAGEMENT, INC.

By:

Name:

Title:	Vice President